EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Continental Tool Group, Inc., a Delaware Corporation

Hy-Tech Machine, Inc., a Delaware Corporation

Countrywide Hardware, Inc., a Delaware Corporation

Nationwide Industries, Inc., a Florida Corporation

Woodmark International L.P., a Delaware Limited Partnership

d/b/a Stair House

Pacific Stair Products, Inc., a Delaware Corporation

Embassy Industries, Inc., a New York Corporation

Florida Pneumatic Manufacturing Corporation, a Florida Corporation

d/b/a                    Universal Tool
Pipemaster
Berkley Tool
Franklin Manufacturing

Green Manufacturing, Inc. a Delaware Corporation

WILP Holdings, Inc., a Delaware Corporation